1998

                       AMPHENOL MANAGEMENT INCENTIVE PLAN

I. Purpose

The purpose of the Plan is to reward eligible key employees of Amphenol Corporation and affiliated operations with cash bonus payments based on contributions to overall results and specific accomplishments.

II. Eligibility

Select management personnel, as designated by the Chairman and the President. Generally, participation includes senior management positions, corporate staff managers, general managers and their designated direct reports.

III. Plan Components

There are several key performance factors which will be considered by executive management and the Compensation Committee. These include, but are not limited to, the following:

o     Year-over-year improvement
o     Accomplishments against budget
o     Customer satisfaction
o     Quality management
o     New market/new product positioning
o     Cost reductions/productivity improvements
o     Balance sheet management
o     Overall Amphenol performance

Financial performance will be measured by revenues, operating income, cash flow of operating units and EPS growth for total Amphenol..

IV. Administration

o Generally, payments are made as soon as possible during the first calendar quarter following the plan year. All payments are subject to the recommendation of the Chairman and President and to the approval of the Compensation Committee.

o Payments are based upon average based salary during the plan year (new hires will be prorated accordingly if hired prior to October 1 of plan year).

o The maximum allowable payout under the plan cannot exceed 2x target bonus as applied to average base salary.

o To be eligible for payment, a participant must be an active employee during the payroll period of bonus payment. Exceptions must be recommended by the Chairman and the President and be approved by the Compensation Committee.


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                              Amphenol Corporation

                     DIRECTORS' DEFERRED COMPENSATION PLAN

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                              Amphenol Corporation

                     DIRECTORS' DEFERRED COMPENSATION PLAN

                               Table of Contents

ARTICLE I   Definitions .....................................................  1

ARTICLE II  Election to Defer ...............................................  2

ARTICLE III Deferred Compensation Accounts ..................................  2

ARTICLE IV  Payment of Deferred Compensation ................................  4

ARTICLE V   Administration ..................................................  4

ARTICLE VI  Amendment of Plan ...............................................  5

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                                   ARTICLE I

                                  DEFINITIONS

1.1   "Board" shall mean the Board of Directors of Amphenol Corporation.

1.2 "Director" shall mean a member of the Board of Directors of the Company ho is not an employee of the Company or any of its subsidiaries.

1.3 "Plan" shall mean this Deferred Compensation Plan for Directors as it may be amended from time to time.

1.4 "Fees" shall mean amounts earned for serving as a member of the Board, including any committees of the Board.

1.5   "Year" shall mean calendar year.

1.6   "Cash Account" shall mean the account created by the Company pursuant to
      Article III of this Plan in accordance with an election by a Director to receive deferred cash compensation under Article II hereof.

1.7   "Common Stock" shall mean the Common Stock of the Company.

1.8   "Company" means Amphenol Corporation.

1.9   "Stock Account" shall mean the account created by the Company pursuant to
      Article III of this Plan in accordance with an election by a Director to receive stock compensation under Article II hereof.

1.10 "stock Value' shall mean, for any given day, the closing price of the Company's Common Stock as reported on the New York Stock Exchange Inc. ("NYSE") Composite Tape on such day. If the closing price is not available from the NYSE for the Common stock on a date in question, then the next preceding practicable date for which such closing price is available shall be used.

1.11 "He", "Him" or "His" shall apply equally to male and female members of the Board.

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                                   ARTICLE II

                               ELECTION TO DEFER

2.1 A Director may elect, on or before December 31 of any Year, to defer payment of all or a specified part of all Fees earned during the Year following such election and succeeding Years (until the Director ceases to be a Director or changes his election pursuant to Paragraph 2.3); provided, however, that with respect to Year 1997 a Director may elect, on or before August 31, 1997, to defer all or a specified part of all Fees earned on or after August 31, 1997. Any person who shall become a Director during any Year, and who was not a Director of the Company on the preceding December 31, may elect, before the Director during any Year, and who was not a Director of the Company on the preceding December 31, may elect, before the Director's term begins, to defer payment of all or a specified part of such Fees earned during the remainder of such Year and for succeeding Years.

2.2 The election to participate in the plan and manner of payment shall be designated by submitting a letter in the form attached hereto as Appendix A to the Secretary of the Company.

2.3 The election shall continue form Year to Year unless the Director terminates it by written request delivered to the Secretary of the Company prior to the commencement of the Year for which the termination is first effective.

                                  ARTICLE III

                         DEFERRED COMPENSATION ACCOUNTS

3.1 The Company shall maintain separate memorandum accounts for the Fees deferred by each Director.

3.2 The Company shall credit, on the date Fees become payable, to the Cash Account of each Director the deferred portion of any Fees due the Director as to which an election to receive cash has been made. Fees deferred in the form of cash (and interest thereon) shall be held in the general funds of the Company.

3.3 On the first day of each quarter, the Company shall credit the Cash Account of each Director with interest calculated on the basis of the Balance in such account on the first day of each month of the preceding quarter oat the Company's average borrowing rate as in effect from time to time.

3.4 The Company shall credit, on the date Fees become payable, the Stock account of each Director with the number of shares of Common Stock which is equal to the

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      deferred portion of any Fee due the Director as to which an election to receive the Company Common Stock has been made, divided by the Stock Value on the date such fees would otherwise have been paid. For purposes of this
      Section 3.4, the Stock Value shall be determined on the date fees would otherwise have been paid.

3.5 The Company shall credit the Stock Account of each Director who has elected to receive deferred compensation in the form of Common Stock with the number shares of Common Stock equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in Common Stock) payable on the number of shares of Common Stock represented in each Director's Stock Account in the form of the right to receive Common Stock. If adjustments are made to the outstanding shares of Common Stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, and appropriate adjustment also will be made in the number of Shares of Common stock credited to the Director's Stock Account.

3.6   Common Stock shall be computed to three decimal places.

3.7 The right to receive Common Stock at a later date shall not entitle any person to rights of a stockholder with respect to such Common Stock unless and until shares of Common Stock have been issued to such person pursuant to Article IV hereof.

3.8 The Company shall not be required to acquire, reserve, segregate, or otherwise set aside shares of its Common Stock for the payment of its obligations under the Plan, but shall make available as and when required a sufficient number of shares of its Common Stock to meet the needs of the Plan.

3.9 Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

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                                   ARTICLE IV

                        PAYMENT OF DEFFERED COMPENSATION

4.1 Subject to the second succeeding sentence, amounts contained in a Director's Cash Account and/or Stock Account shall be distributed as the Director's election (made pursuant to Paragraph 2.2 of Article II hereof) shall provide. Distributions from the Director's Cash account shall begin with the first day of the Year following the Director's retirement for separation from the Board. Distributions from the Director's Stock Account shall begin with the later of the first day of the Year following the Director's retirement or separation from the Board or six months after such event. Amounts credited to a Director's Cash Account shall be paid in cash. Amounts credited to a Director's Stock Account shall be paid in Common Stock.

4.2 Each Director shall have the right to designate a beneficiary who is to succeed to his right to receive payments hereunder in the event of death. Any designated beneficiary shall receive payments in the same manner as the Director if he had lived. In case of a failure of designation or the death of a designated beneficiary without a designated successor, the balance of the amounts contained in the Director's Cash Account and/or Stock Account shall be payable in accordance with Section 4.1 to the Director's or former Directors' estate in full on the first day of the Year following the Year in which he dies. No designation of beneficiary or change in beneficiary shall be valid unless in writing signed by the Director and filed with the Secretary of the Company.

                                   ARTICLE V

                                 ADMINISTRATION

5.1 The Company shall administer the Plan at its expense. All decisions made by the Company with respect to issues hereunder shall be final and binding on all parties.

5.2 Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.

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                                   ARTICLE VI

                               AMENDMENT OF PLAN

6.1 The plan may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination shall apply to the payment to any Director or beneficiary of a deceased Director of any amounts previously credited to a Director's Cash Account or Stock Account.

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                                   APPENDIX A


____________________________                               Date_________________
Corporate Secretary
Amphenol Corporation
____________________________
____________________, ______ _____


Dear Mr. ____________:

      Pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan, as amended to date (the "Plan"), I hereby elect to defer receipt of all or a portion of my Director's fees commencing August 31, 1997 and for succeeding calendar years commencing January 1, 1998 in accordance with the percentages indicated below.

      I elect to have my Director's fees (and committee fees, if any) credited as follows (fill in appropriate percentages for options a, b and c, below.

      (a) ____________% of the aggregate Director's fees shall be credited to my Cash Account as defined in the Plan;

      (b) ____________% of the aggregate Director's fees shall be credited to my Stock Account as defined in the Plan;

      (c) ____________% of the aggregate Director's fees shall not be deferred, but shall be paid to me directly as they accrue.

      Further, I elect to receive the payment's pursuant to the Plan (check method desired, below):

      ____________ in one lump sum

      ____________in____________ equal annual installments

      Further, I understand that my Cash Account shall become payable on the first day of January or as soon thereafter as is practicable following my retirement or separation from the Board. Further, I understand that my Stock Account will become payable the later of the first day of January following my retirement or separation from the Board or six months after such event.

      In the event of my death prior to receipt of all or any balance of such fees and interest or dividends thereon so accumulated, I designate ____________ as my beneficiary to receive the funds so accumulated.

                                        Very truly yours,